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                                                                    EXHIBIT 99.1

         CSC and DATATRAK Form Alliance To Market E-Business Solution to
                          Collect Clinical Trial Data



EL SEGUNDO, Calif., May 1 -- Computer Sciences Corporation (NYSE: CSC) and DATATRAK International, Inc. (Nasdaq: DATA) today announced an alliance to launch E-CRF(SM), a joint application service provider (ASP) offering that allows the life sciences industry to collect clinical trial data via the Internet.

Clinical development is the most costly and time-consuming portion of the drug development process for the pharmaceutical industry, averaging more than 12 years and costing in excess of $500 million per chemical entity. By transitioning from a traditional paper-collection method to an electronic collection of clinical trial data, pharmaceutical companies can reduce costs and accelerate the process of drug development. Industry research and current results have shown that electronic automation will reduce trial time by up to one year and provide savings of up to $6 per page of data.

Through the alliance, CSC will supply Web hosting and global deployment capabilities for DATATRAK's electronic data capture (EDC) dual platform software. CSC will also provide data center housing, network connectivity and infrastructure administration. DATATRAK is providing the software that allows pharmaceutical and related organizations to transition from the traditional paper method of clinical trial data collection to collecting data electronically. CSC and DATATRAK will jointly market E-CRF(SM) to the pharmaceutical and related life sciences industries.

CSC will service DATATRAK by leveraging the infrastructure at its global Web hosting center in Newark, Del. The 24x7 facility is a highly secure, state-of-the-art data center that services global CSC clients, including those in the securities, chemical, energy and life sciences industries. DATATRAK hosting facilities in Cleveland, Ohio, and Bonn, Germany, will be integrated with CSC's center and serve as recovery operation sites.

"We are pleased to have this agreement with DATATRAK. Their technology offers a reliable and scalable Internet-based solution for high-volume clinical data transfer," said Arthur Spiegel, president of CSC's Healthcare Group. "Their thin-client platform and superior performance provide an excellent ASP model for electronic clinical trial services to the pharmaceutical industry.

"This agreement enables CSC to bring value-added Internet solutions to DATATRAK and its customers, opening new avenues of growth for both companies," added Spiegel. "It fits our strategy to develop and manage e-business solutions that help our clients remain competitive in an ever-changing environment."

Customers use the DATATRAK EDC software to collect and submit clinical trial data via the Internet through a centralized terminal server model or by using dedicated laptop computers. DATATRAK EDC includes demonstrated metrics proven to accelerate clinical development by more than 30 percent, and is expected to reduce overall costs by more than 50 percent compared to conventional paper methods.

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"CSC is a world-class, global IT service provider that has a proven track record in delivering reliable, cost-effective and secure Web hosting operations," said Dr. Jeffrey A. Green, president and CEO of DATATRAK International. "Working with CSC will allow our company to increase our response time to better meet our customers' demands for an ever-increasing level and scope of clinical trial work. Their involvement in our blueprint for worldwide scalability -- and virtual instantaneous backup and security of extremely important data -- will be very beneficial for our clients.

"Our experience has demonstrated that we can deploy one-by-one clinical trials as large as 500 users at 180 sites in 21 countries," added Green. "With the support of CSC, we will be able to significantly increase our volume. For any EDC solution to be valuable to the industry as a whole, an enterprisewide solution must be deliverable to multiple customers simultaneously with 'turnkey' ease. We intend to transition from working in a project-by-project mode to offering our customers corporatewide e-commerce solutions in clinical drug development. Both companies are focused on growing this market as rapidly and as significantly as possible."

About DATATRAK

DATATRAK International, Inc. is a worldwide application service provider for the EDC industry. DATATRAK provides a suite of EDC software products known as DATATRAK EDC and related hosting, educational, and training services to the pharmaceutical, biotechnology and medical device industries. DATATRAK EDC was developed in order to deliver clinical research data from investigative sites to sponsors faster and more efficiently than conventional manual methods. DATATRAK EDC can be deployed worldwide in either a distributed platform using laptop computers or in a centralized server "thin client" environment using the Internet. DATATRAK EDC software and its earlier versions have successfully supported more than 40 clinical studies at more than 800 clinical sites in 30 countries encompassing 20,000 patients. DATATRAK International, Inc. has offices and hosting facilities located in Cleveland, Ohio, and Bonn, Germany. Visit the DATATRAK International, Inc. Web site at www.datatraknet.com or www.datatraknet.de.

About CSC

CSC's Healthcare Group offers the management services and technology to meet the strategic, operations, applications, information systems integration and business process outsourcing needs of providers, payors and life sciences organizations. A proud trustee sponsor of the Malcolm Baldrige National Quality Award, CSC's Healthcare Group offers a healthcare focus and end-to-end solution set that are unparalleled in the industry. Its clients include many of the nation's top insurance and pharmaceutical organizations, as well as many of the country's most respected hospital systems, academic medical centers, community hospitals, group practices and industry associations.

Computer Sciences Corporation helps clients in industry and government use information technology to achieve strategic and operational objectives. With 57,000 employees in more than 700 offices worldwide, the company tailors solutions from a broad suite of integrated service and technology offerings, including e-business strategies and technologies; management and IT consulting; systems development and integration; application software; and IT and business process outsourcing.

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Since its formation in 1959, CSC has been known for its flexibility in its relationships with clients. Through numerous agreements with hardware and software technology firms, the company is able to identify and manage solutions specifically tailored to each client's needs. CSC had revenues of $9.1 billion for the twelve months ended December 31, 1999. Its headquarters are in El Segundo, California. For more information, visit the company's Web site at www.csc.com.

/CONTACT: Ellen Downey, Manager, Marketing Communications, Healthcare Group, 248-372-3442, edowney@csc.com, or Frank Pollare, Director, Public Information, Corporate, 310-615-1601, fpollare@csc.com, both of Computer Sciences Corporation; or Jeffrey A. Green, Pharm.D., FCP, President and CEO, or Terry C. Black, Chief Financial Officer, both of DATATRAK International, Inc., 216-921-6505






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